EXHIBIT 99

Date: April 22, 2011

FOR IMMEDIATE RELEASE:

CONTACT:

Trent B. Troyer, President & CEO

Robert R. Gerber, SVP & CFO

330-364-7777 or trent@onlinefirstfed.com

330-364-7777 or rgerber@onlinefirstfed.com

FFD Financial Corporation Reports Net Earnings For The Three- and

Nine-Month Periods Ended March 31, 2011

DOVER, OHIO - FFD Financial Corporation (NASDAQ:FFDF), parent company of First Federal Community Bank, reported net earnings for the three months ended March 31, 2011, of $348,000, or diluted earnings per share of $.34, compared to $264,000, or $.26 per diluted share, of net earnings reported for the comparable three-month period in 2010. The $84,000, or 31.8%, increase in net earnings resulted from increases of $148,000, or 8.5%, in net interest income and $27,000, or 14.4%, in noninterest income and a decrease of $25,000, or 17.2%, in the provision for losses on loans, which were partially offset by increases of $76,000, or 5.5%, in noninterest expenses and $40,000, or 28.6%, in the provision for federal income taxes.

Net earnings for the nine months ended March 31, 2011, were $1.1 million, or diluted earnings per share of $1.06, compared to $603,000, or $.59 per diluted share, of net earnings reported for the comparable nine-month period in 2010. The $476,000, or 78.9%, increase in net earnings resulted from increases of $830,000, or 17.2%, in net interest income and $363,000, or 64.9%, in noninterest income, which were partially offset by increases of $340,000, or 109.0%, in the provision for losses on loans, $134,000, or 3.2%, in noninterest expenses and $243,000, or 76.2%, in the provision for federal income taxes.

Deposit costs declining faster than the yields on interest earning assets, particularly the repricing of CD’s to lower interest rates, was the main cause of the increase in net interest income. On an annualized basis, during the nine-month period the yield on interest earning assets decreased approximately 16 basis points while the cost of interest bearing liabilities decreased approximately 54 basis points.

The increase in noninterest income resulted from increases of $371,000, or 168.6%, in net gain on sale of loans and $31,000, or 13.3%, in service charges on deposit accounts, which were partially offset by decreases of $33,000 in net mortgage servicing revenue and $6,000 in other noninterest income. The increase in gain on sale of loans resulted from increased sales into the secondary mortgage market. These increased sales were due to significant increases in the number of loan originations and refinancings as a result of the prevailing low interest rate environment throughout the nine-month period.

The increase of $134,000, or 3.22% in noninterest expense was due primarily to increases in employee compensation and benefits.

Nonaccrual loans were $2.2 million, or 1.06% of total assets, at June 30, 2010, compared to $1.4 million, or .65%, at March 31, 2011, due in large part to the favorable resolution of a large non-performing loan during the nine-month period.

Management reviews the loan portfolio, delinquency rates, net charge-offs and current economic conditions to provide an allowance for loan losses. For the nine-month period ended March 31, 2011, a loan loss provision of $652,000 was taken, which resulted in an increase in allowance for loan losses of $480,000 period over period. Of the provision, $258,000 was the result of deteriorating collateral value for one large non-performing commercial real estate loan participation. Management believes that the allowance for loan losses at March 31, 2011, is adequate based upon available facts and circumstances, however, there can be no assurance that additions to the allowance will not be necessary in future periods, which could adversely affect the Corporation’s results of operations. Net charge offs were $172,000 for the nine-month period ended March 31, 2011, and $73,000 for the comparable period in 2010.

FFD Financial Corporation reported total assets at March 31, 2011, of $210.6 million, an increase of $4.1 million, or 2.0%, over the June 30, 2010 balance of $206.5 million. Cash and cash equivalents increased by 71.0% to $15.5 million from the June 30, 2010 balance of $9.0 million due to proceeds from several investments that were called. Loans receivable (net) increased by 0.9% from the June 30, 2010, balance of $178.8 million to $180.5 million at March 31, 2011. Loans held for sale decreased $1.4 million. Total liabilities increased by $3.7 million, or 2.0%, from $188.2 million at June 30, 2010 to $191.9 million at March 31, 2011, and included deposits of $176.4 million, an increase of 3.0% over the June 30, 2010 balance of $171.3 million. The increase in shareholders’ equity of $422,000, or 2.3%, was primarily attributable to net earnings of $1.1 million, which were partially offset by dividend payments of $516,000 and an increase in accumulated other comprehensive loss of $147,000, primarily due to the change in fair value of available for sale investments, net of tax. First Federal continues to maintain strong capital ratios, exceeding well capitalized regulatory requirements.

FFD Financial Corporation is traded on the NASDAQ Capital Market under the symbol FFDF. First Federal Community Bank has full service offices in downtown Dover, downtown New Philadelphia, on the Boulevard in Dover, in Sugarcreek and in Berlin. The Bank maintains an interactive web site at www.onlinefirstfed.com.

FFD Financial Corporation

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands)

ASSETS	March 31, 2011	June 30, 2010
	(unaudited)
Cash and cash equivalents	$ 15,452	$ 9,034
Investment securities	5,819	8,040
Mortgage-backed securities	255	273
Loans receivable, net	180,474	178,837
Loans held for sale	-	1,377
Other assets	8,592	8,904

Total assets	$210,592	$206,465

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits	$176,433	$171,339
Borrowings	13,930	14,329
Other liabilities	1,512	2,502
Total liabilities	191,875	188,170
Shareholders’ equity	18,717	18,295

Total liabilities and shareholders’ equity	$210,592	$206,465

FFD Financial Corporation

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(In thousands, except share data)

	Nine months ended March 31,		Three months ended March 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Total interest income	$7,962	$7,659	$2,575	$2,589

Total interest expense	2,300	2,827	690	852

Net interest income	5,662	4,832	1,885	1,737

Provision for losses on loans	652	312	120	145

Net interest income after provision for losses on loans	5,010	4,520	1,765	1,592

Noninterest income	922	559	214	187

Noninterest expense	4,291	4,157	1,451	1,375

Earnings before income taxes	1,641	922	528	404

Federal income taxes	562	319	180	140

NET EARNINGS	$1,079	$ 603	$ 348	$ 264

EARNINGS PER SHARE
Basic	$1.07	$.60	$.34	$.26

Diluted	$1.06	$.59	$.34	$.26